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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  __________

                                   FORM 8-A

                    FOR REGISTRATION OF CERTAIN CLASSES OF
                SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               THE BIBB COMPANY
            (Exact name of registrant as specified in its charter)

                    DELAWARE                                                58-2253133
     (State of incorporation or organization)                    (IRS Employer Identification No.)

     100 GALLERIA PARKWAY
     17TH FLOOR
     ATLANTA, GEORGIA                                                        30339
     (Address of principal executive offices)                              (Zip Code)

   If this form relates to the registration of               If this form relates to the registration of a
   a class of debt securities and is effective               class of debt securities and is to become
   upon filing pursuant to General                           effective simultaneously with the
   Instruction A(c)(1) please check the                      effectiveness of a concurrent registration
   following box. [_]                                        statement under the Securities Act of
                                                             1933 pursuant to General
                                                             Instruction A(c)(2) please check the
                                                             following box.  [_]

Securities to be registered pursuant to Section 12(b) of the Act:


   Title of each class                                           Name of each exchange on which each
   to be so registered                                           class is to be registered
   -------------------                                           -------------------------

Common Stock, $.01 par value per share                           American Stock Exchange

Series A Junior Participating Preferred Stock                    American Stock Exchange
Purchase Rights

Securities to be registered pursuant to Section 12(g) of the Act:  None.
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ITEM 1.   DESCRIPTION OF SECURITIES TO BE REGISTERED.
          ------------------------------------------

Common Stock
------------

     A description of the Registrant's Common Stock, par value $.01 per share
(the "Common Stock"), is set forth under the caption "Description of Registrant's Securities to be Registered--Common Stock" on page 31 of the Registrant's Registration Statement on Form 10, as amended (No. 0-21661) (the
"Form 10"). Such portion of the Form 10 is hereby incorporated by reference herein. On September 30, 1997, the stockholders of the Registrant approved an amendment to the Registrant's Certificate of Incorporation increasing the number of authorized shares of Common Stock to 25,000,000 shares.


Preferred Stock Purchase Rights
-------------------------------

     On September 30, 1997, the Board of Directors of The Bibb Company (the
"Company") declared a dividend distribution of one right (a "Right") for each share of Common Stock, of the Company outstanding at the close of business on October 15, 1997 (the "Record Date"), pursuant to the terms of a Rights
Agreement, dated as of September 30, 1997 (the "Rights Agreement"), between the
Company and American Stock Transfer & Trust Company, as Rights Agent. The Rights
Agreement also provides, subject to specified exceptions and limitations, that Common Stock issued or delivered from the Company's treasury after the Record
Date will be entitled to and accompanied by Rights. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, a copy of which (including all exhibits thereto) is filed as Exhibit 1 hereto and incorporated herein by this reference. A summary description of the Rights is set forth in Exhibit C to the Rights Agreement.

ITEM 2.   EXHIBITS.
          --------

          Exhibit
          Number    Exhibit
          ------    -------

          1         Rights Agreement (including a Form of Certificate of
                    Designation of Series A Junior Participating Preferred Stock as Exhibit A thereto, a Form of Right Certificate as Exhibit
                    B thereto and a Summary of Rights to Purchase Preferred
                    Stock as Exhibit C thereto)



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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     THE BIBB COMPANY


                                     By:   /s/ Michael L. Fulbright
                                           -------------------------------------
                                           Michael L. Fulbright,
                                           President and Chief Executive Officer

Dated:  October 2, 1997

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                               INDEX TO EXHIBITS


     EXHIBIT
     NUMBER    EXHIBIT
     ------    -------

       1 Rights Agreement (including a Form of Certificate of Designation of Series A Junior Participating Preferred Stock as Exhibit A thereto, a Form of Right Certificate as Exhibit B thereto and a Summary of Rights to Purchase Preferred Stock as Exhibit C thereto)


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